Exhibit 99.6

December 14, 2015

Celladon Corporation

12707 High Bluff Drive, Suite 200

San Diego, CA 92130

Consent to Reference in Proxy Statement/Prospectus/Information Statement

Celladon Corporation (the “Company”) is filing a Registration Statement on Form S-4 (Registration No. 333-                    ) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Edgar G. Engleman
Name: Edgar G. Engleman